                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2)).

                              Eastern Enterprises
                (Name of Registrant as Specified In Its Charter)

                              Eastern Enterprises
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

[LOGO]

                                             March 17, 1995

Dear Shareholder:

     The Board of Trustees joins me in inviting you to attend Eastern's Annual Meeting at 10:00 a.m. on Thursday, April 27, 1995 in the AUDITORIUM OF THE BANK OF BOSTON, 100 FEDERAL STREET, BOSTON, MASSACHUSETTS.

     The accompanying Annual Report to Shareholders reports on the Company's operations and outlook. The Notice of Annual Meeting and Proxy Statement contain a description of the formal business to be acted upon by the shareholders. At the meeting, we intend to continue our practice of discussing Eastern's operating businesses and their prospects. Trustees, officers and other executives, as well as representatives of Eastern's independent accountants, will be available to answer any questions you may have.

     A proxy card and a postage-paid envelope are enclosed. Your vote, regardless of the number of shares you own, is important. Whether or not you plan to attend the meeting, I urge you to register your vote now by signing, dating and returning the enclosed proxy card as soon as possible in the envelope provided.

     I look forward to greeting personally as many shareholders as possible at the meeting.

                                            Sincerely,


                                            J. Atwood Ives
                                            Chairman and Chief
                                              Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 27, 1995

To the Holders of Common Stock of
  Eastern Enterprises:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Eastern Enterprises (the "Association") will be held in the AUDITORIUM OF THE BANK OF BOSTON, 100 FEDERAL STREET, BOSTON, MASSACHUSETTS, at 10 o'clock in the morning on Thursday, April 27, 1995 for the following purposes:

  (1) To elect three Trustees to serve until the 1998 Annual Meeting of Shareholders and until their successors are elected and qualified;

  (2) To approve the Association's 1995 Stock Option Plan as set forth in the attached Proxy Statement; and

  (3) To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 6, 1995 are the shareholders entitled to receive notice of and to vote at such meeting.

     Shareholders who wish their stock to be voted by proxy are requested to date and sign the enclosed form of proxy and to return it in the enclosed envelope. A resolution adopted by the Trustees of the Association provides that shares voted by proxy shall be counted only if the proxy form has been presented for validation to the Secretary prior to the meeting or, if the meeting is adjourned to another day, prior to such adjourned session.

                                            By order of the Board of Trustees

                                            L. William Law, Jr.
                                              Secretary

March 17, 1995

                                PROXY STATEMENT

     The enclosed form of proxy has been prepared at the direction of the Board of Trustees of the Association, 9 Riverside Road, Weston, Massachusetts 02193. Such proxy is solicited on behalf of, and the proxies named therein have been designated by, the Board of Trustees. Giving the proxy will not affect your right to revoke the proxy prior to voting and vote in person should you decide to attend the meeting. Written notice of any such revocation may be addressed to the Secretary of the Association. Shares represented by the enclosed form of proxy, when properly executed and presented, will be voted as directed therein.

     This Proxy Statement, the enclosed form of proxy and the Annual Report to Shareholders, including financial statements, were mailed together to shareholders on or about March 17, 1995.

                      OUTSTANDING SHARES AND VOTING POWER

     At the close of business on March 6, 1995, the record date fixed by the Board of Trustees for determining shareholders entitled to notice of and to vote at the 1995 Annual Meeting of Shareholders, the Association had outstanding 20,251,303 shares of Common Stock. Under Article 11 of the Declaration of Trust of the Association, a quorum for the consideration of questions to be presented to the 1995 Annual Meeting of Shareholders shall consist of the holders of a majority of shares of Common Stock issued and outstanding, provided that less than a quorum may adjourn the meeting from time to time. Votes cast by proxy or in person at the 1995 Annual Meeting of Shareholders will be counted by persons appointed by the Association to act as election inspectors for the meeting.

     Article 24 of the Declaration of Trust of the Association provides that:

     "Shares of this trust which by the provisions of this Declaration are entitled to vote upon any question shall be entitled to one vote per share in person or by proxy, except that the election of Trustees by the Common Stock shall be by cumulative voting, namely, each holder of Common Stock will be entitled to as many votes as will equal the number of his shares multiplied by the number of Trustees to be elected, and he may cast all of such votes for a single candidate or distribute them among any two or more candidates as he shall elect."

     The three nominees for election as Trustees at the 1995 Annual Meeting of Shareholders who receive the greatest number of votes properly cast will be elected as Trustees. Proxies withholding authority to vote for one or more nominees will thus have no effect on the outcome of the election. Proposal 2 set forth in the attached Notice of Annual Meeting of Shareholders requires the favorable vote of at least a majority of the outstanding shares of Common Stock. Abstentions or broker non-votes will have the same effect as votes cast against proposal 2, and may affect the outcome of voting on that proposal.

                INFORMATION WITH RESPECT TO CERTAIN SHAREHOLDERS

     The Association has received a copy of an amended statement on Schedule 13G filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934 (the "1934 Act") by Hotchkis and Wiley, 800 West Sixth Street, Los Angeles, California 90017, an investment advisor, indicating that it owned beneficially (as defined by Rule 13d-3 under the 1934 Act) on December 31, 1994, a total of 1,250,000 shares of the Association's outstanding Common Stock, representing 6.2% of such outstanding stock. The statement also indicated that it had sole voting power with respect to all such shares and no dispositive power with respect to any such shares.

     The Association has received a copy of a statement on Schedule 13G filed pursuant to Rule 13d-1 under the 1934 Act by Sasco Capital, Inc., Ten Sasco Hill Road, Fairfield, Connecticut 06430, an investment advisor, indicating that it owned beneficially (as defined by Rule 13d-3 under the 1934 Act) on December 31, 1994, a total of 1,138,400 shares of the Association's outstanding Common Stock, representing 5.6% of such outstanding stock. Such statement also indicated that it had sole voting power with respect to 582,800 such shares, no shared voting power with respect to any such shares and sole dispositive power with respect to all such shares.

     The Association has received a copy of an amended statement on Schedule 13D filed pursuant to Rule 13d-1 under the 1934 Act by Mario J. Gabelli and Gabelli Funds, Inc., One Corporate Center, Rye, New York 10580, and investment advisor and broker-dealer entities controlled by them, indicating that collectively they owned beneficially (as defined by Rule 13d-3 under the 1934 Act) on November 16, 1994, a total of 1,040,000 shares of the Association's outstanding Common Stock, representing 5.1% of such outstanding stock. The statement also indicated that they had sole dispositive power with respect to 800,000 shares, shared dispositive power with respect to 240,000 shares, sole voting power with respect to 726,500 shares and shared voting power with respect to 240,000 shares.

                              ELECTION OF TRUSTEES

     The Board of Trustees is divided into three classes having staggered terms of three years each. The Declaration of Trust of the Association provides that the number of Trustees shall be fixed from time to time by the Trustees but shall not be less than three or more than twenty. The total number of Trustees to serve following the 1995 Annual Meeting is currently fixed at eight. Four of the Trustees now in office have terms expiring at the 1997 Annual Meeting, and three have terms expiring at the 1996 Annual Meeting. Two of the Trustees having terms expiring at the 1997 Annual Meeting, Harold T. Miller and William G. Salatich, are retiring from the Board as of the date of the 1995 Annual Meeting in accordance with the retirement policy set forth in the Association's By-Laws. Of the five Trustees now in office having terms expiring at the 1995 Annual Meeting, three have been nominated by the Board of Trustees for reelection at such meeting and the others, Nelson J. Darling, Jr. and William J. Pruyn, are retiring from the Board of Trustees in accordance with such retirement policy. Each Trustee elected at the 1995 Annual Meeting of Shareholders will hold office until the 1998 Annual Meeting of Shareholders, and until such Trustee's successor is elected and qualified; however, it is anticipated that Dean W. Freed will resign from the Board and committees thereof in accordance with such retirement policy at the time of the 1996 Annual Meeting.

                 INFORMATION WITH RESPECT TO BOARD OF TRUSTEES

     The Board of Trustees, which held seven regularly scheduled meetings in 1994, maintains a standing Audit Committee, Compensation Committee and Nominating Committee, each of which is comprised of Trustees who are not officers or employees of the Association or any of its subsidiaries. The Board of Trustees also maintains an Executive Committee which has substantially all of the powers and discretion of the full Board of Trustees. Membership on the various committees is indicated in the biographical information which follows.

     It is the Association's policy that a majority of the members of the Board of Trustees be independent, non-management Trustees.

     The Audit Committee, which met five times in 1994, is responsible for reviewing the performance and recommending the engagement of the Association's independent auditors, reviewing the scope of the audit and approving all fees paid to such auditors. The Audit Committee also reviews the Association's audit and accounting procedures, internal controls, financial reporting practices and annual and quarterly reports, and meets with, and reviews the audit plans of, the Association's internal audit department.

     The Compensation Committee, which met six times in 1994, is responsible for approving officer compensation arrangements, recommending Trustee compensation arrangements, administering stock option and other compensation and benefit plans, and reviewing major personnel policies and benefit programs of the Association and its subsidiaries.

     The Nominating Committee, which met five times in 1994, is responsible for nominating Trustees, members of committees of the Board of Trustees and officers of the Association, reviewing management development and succession programs, and reviewing and making recommendations concerning the Association's corporate governance policies. It will consider nominees for the Board of Trustees recommended by shareholders of the Association. Written recommendations together with supporting information should be directed to Eastern Enterprises, Attn: The Nominating Committee, 9 Riverside Road, Weston, Massachusetts 02193. NOMINATIONS FOR THE ELECTION OF TRUSTEES AT AN ANNUAL MEETING MAY BE MADE BY A SHAREHOLDER ONLY IF WRITTEN NOTICE OF SUCH SHAREHOLDER'S INTENT TO MAKE SUCH NOMINATION HAS BEEN GIVEN TO THE SECRETARY NOT LATER THAN FORTY-FIVE DAYS PRIOR TO THE ANNIVERSARY OF THE DATE OF THE IMMEDIATELY PRECEDING ANNUAL MEETING. SUCH NOTICE SHALL SET FORTH THE INFORMATION REQUIRED BY ARTICLE 6 OF THE ASSOCIATION'S DECLARATION OF TRUST.

     During 1994, each Trustee attended at least 75% of the aggregate of meetings of the Board of Trustees and each committee on which he or she served, other than Thomas W. Jones, who attended 67% of such meetings.

               INFORMATION WITH RESPECT TO NOMINEES AND TRUSTEES

     It is the intention of the management proxies to vote for the election of the three nominees listed below. The management proxies will distribute the total number of votes to which the shareholder executing the proxy is entitled among the three nominees in such manner as such proxies in their discretion shall determine unless other instructions are given in the proxy by the shareholder executing it. If any nominee is not available as a candidate when the election occurs, discretionary authority is reserved to vote for a substitute. Management has no reason to believe that any nominee will not be available.

     THE NOMINEES FOR TERMS OF OFFICE EXPIRING AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

                SAMUEL FRANKENHEIM, COUNSEL, ROPES & GRAY. Mr. Frankenheim is 62 years old and is a graduate of Cornell University and Cornell University Law School. Prior to joining Ropes & Gray in 1992,
[photo] Mr. Frankenheim was Senior Vice President, General Counsel, Secretary and a member of the Office of the Chairman of General Cinema Corporation (now Harcourt General, Inc.) and of The Neiman Marcus Group, Inc. He is a Trustee of the Wang Center for the Performing Arts, Boston, and the Huntington Theater Company, Boston; Chairman of the Board of the International Alliance of First Night Celebrations; and an Honorary Trustee of Newton-Wellesley Hospital.

                                                             Trustee since 1993;
                                         member, Audit and Nominating Committees

                DEAN W. FREED, DIRECTOR AND RETIRED CHAIRMAN, EG&G, INC., A TECHNOLOGICAL PRODUCTS AND SERVICES COMPANY. Mr. Freed is 71 years old, is a graduate of Swarthmore College and Purdue
[photo] University, and attended Columbia University. Mr. Freed is a Director of Emerson Hospital; a Trustee of the New England Aquarium; a Trustee of the Boston Ballet and the Boston Symphony Orchestra; and an Overseer of the WGBH Educational Foundation and the Museum of Fine Arts, Boston.

                                                             Trustee since 1980;
                                          member, Audit and Executive Committees

                J. ATWOOD IVES, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE ASSOCIATION. Mr. Ives is 58 years old, is a graduate of Yale College and Stanford University Graduate School of Business, and is a certified public accountant. Prior to joining the Association as Chairman and Chief Executive Officer in 1991, he
[photo] was Vice Chairman, Chief Financial Officer and a member of the Office of the Chairman of General Cinema Corporation (now Harcourt General, Inc.) and of The Neiman Marcus Group, Inc. He is a Director of United States Filter Corporation; a Director or Trustee of several mutual funds advised by Massachusetts Financial Services Company; a Trustee of the Museum of Fine Arts, Boston; and a member of the Corporate Advisory Board of the Stanford University Graduate School of Business and the Boston College Carroll School of Management.

                                                             Trustee since 1989;
                                                   Chairman, Executive Committee

     THE MEMBERS OF THE BOARD OF TRUSTEES HAVING TERMS OF OFFICE EXPIRING AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

                RICHARD R. CLAYTON, PRESIDENT AND CHIEF OPERATING OFFICER OF THE ASSOCIATION. Mr. Clayton is 56 years old and is a graduate of Purdue University. Prior to joining Eastern in 1987 as its Executive Vice President and Chief Administrative Officer, Mr.
[photo] Clayton was Chairman and Chief Executive Officer of Vermont Castings, Inc. He is a member of the Board of Governors of the New England Aquarium, a Vice President of the New England Chapter of the National Association of Corporate Directors and a Trustee of the Concord Museum.

                                                              Trustee since 1993

                LEONARD R. JASKOL, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF LYDALL, INC., A MANUFACTURING COMPANY. Mr. Jaskol is 58 years old and is a graduate of American University and City University of New York Graduate School of Business. He is a Director of
[photo] Rogers Corporation, the Connecticut Business and Industry Association and the American Forest and Paper Association and Chairman of that Association's Specialty Manufacturer Group; a Trustee of American University; and a member of the Advisory Board, Shawmut Bank of Hartford.

                                                             Trustee since 1994;
                                                  member, Compensation Committee

     THE MEMBERS OF THE BOARD OF TRUSTEES HAVING TERMS OF OFFICE EXPIRING AT THE 1996 ANNUAL MEETING OF SHAREHOLDERS ARE AS FOLLOWS:

                ROBERT P. HENDERSON, CHAIRMAN, GREYLOCK MANAGEMENT CORPORATION, A VENTURE CAPITAL FIRM. Mr. Henderson is 63 years old and is a graduate of Dartmouth College and Amos Tuck School of Business
[photo] Administration. Mr. Henderson is a Director of Structural Dynamics Research Corp., Filene's Basement, Inc., and Cabot Corporation. He is a former Chairman of the Board of the Federal Reserve Bank of Boston; a Member of the Corporation of New England Deaconess Hospital; and a Trustee, Museum of Fine Arts, Boston.

                             Trustee since 1978; Chairman, Nominating Committee;
                                   member, Compensation and Executive Committees

                THOMAS W. JONES, PRESIDENT AND CHIEF OPERATING OFFICER, TEACHERS INSURANCE AND ANNUITY ASSOCIATION/COLLEGE RETIREMENT EQUITIES FUND (TIAA/CREF). Mr. Jones is 45 years old and is a graduate of
[photo]         Cornell University and Boston University School of Management.
                Prior to joining TIAA/CREF in 1989 as its Executive Vice President of Finance and Planning and Chief Financial Officer, Mr. Jones was Senior Vice President and Treasurer of John Hancock Mutual Life Insurance Company. He is a Director of Thomas & Betts Corporation and a Trustee of Cornell University.

                                                             Trustee since 1990;
                                                       Chairman, Audit Committee

                RINA K. SPENCE, PRESIDENT AND CHIEF EXECUTIVE OFFICER, RKS HEALTH VENTURES CORPORATION. Ms. Spence is 46 years old and is a graduate of Boston University and Harvard University, Kennedy
[photo] School of Government. Prior to organizing RKS Health Ventures Corporation in 1994, Ms. Spence was President and Chief Executive Officer of Emerson Health System, Inc. and Emerson Hospital. Ms. Spence is a Trustee of the Wang Center for the Performing Arts, Boston, the Boston Ballet and the University of Massachusetts and a Director of Berkshire Mutual Life Insurance Co.

                                                             Trustee since 1989;
                                            Chairperson, Compensation Committee;
                                                    member, Nominating Committee

               STOCK OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

     The following information is furnished as to the Common Stock of the Association owned beneficially (as defined by Rule 13d-3 under the Securities Exchange Act of 1934) as of February 24, 1995 by each Trustee and nominee, each executive officer named in the Summary Compensation Table on page 8, and the Trustees and executive officers of the Association as a group. The information concerning beneficial ownership has been furnished by the persons listed below.

                                                     AMOUNT AND NATURE                  PERCENT
                                                       OF BENEFICIAL                       OF
                     NAME                               OWNERSHIP(A)                    CLASS(A)
- -----------------------------------------------   ------------------------             ----------
R. R. Clayton                                               87,834(b)(c)                   0.4%
N. J. Darling, Jr.                                           3,200(d)(e)(f)                 --
W. J. Flaherty                                              21,081(b)(c)                   0.1%
S. Frankenheim                                               2,800(d)(f)                    --
D. W. Freed                                                  1,500(d)                       --
R. P. Henderson                                              2,157(d)(f)                    --
J. A. Ives                                                 196,164(b)(g)                   1.0%
L. R. Jaskol                                                 1,400(d)                       --
T. W. Jones                                                    900(d)(f)                    --
C. R. Messer                                                38,443(b)(c)                   0.2%
H. T. Miller                                                 1,800(d)                       --
W. J. Pruyn                                                 25,100(d)(g)                   0.1%
F. C. Raskin                                                28,539(b)(c)                   0.1%
W. G. Salatich                                               5,200(d)                       --
R. K. Spence                                                 1,100(d)                       --
Trustees and Executive Officers as a Group
  (17 persons)                                             447,100(b)(c)(d)(e)(f)(g)       2.2%
 ---------------

(a) Except as noted, each Trustee, nominee and executive officer has sole voting and investment power over the shares owned. Mr. Ives is the beneficial owner of approximately 1% of the outstanding shares of Common Stock of the Association. No other Trustee, nominee or executive officer individually owns 1% or more of such shares.

(b) Figures include the following shares which executive officers have the right to acquire on or before April 25, 1995 through the exercise of employee stock options: Mr. Ives, 154,000; Mr. Clayton, 62,600; Mr. Messer, 22,400; Mr. Raskin, 13,000; Mr. Flaherty, 8,400; and Trustees and executive officers as a group, 274,800.

(c) Figures include the following restricted shares held by executive officers that were awarded under 1992 Restricted Stock Plan: Mr. Clayton, 4,000; Mr. Messer, 2,000; Mr. Raskin, 2,000; Mr. Flaherty, 2,000; and Trustees and executive officers as a group, 12,800.

(d) Figures for Messrs. Darling, Frankenheim, Freed, Henderson, Jones, Miller, Pruyn and Salatich and Ms. Spence each include 800 restricted shares awarded under Restricted Stock Plan for Non-Employee Trustees; figure for Mr. Jaskol includes 400 such shares; and figure for Trustees and executive officers as a group includes 7,600 such shares.

(e) 600 of such shares are held in a revocable trust of which Mr. Darling is the settlor and a trustee and beneficiary and 1,800 of such shares are held in an irrevocable trust of which he is a trustee and beneficiary. He shares voting and investment power over such shares.

(f) Figures do not include the following Share Units held under the Deferred Compensation Plan for Trustees: Mr. Darling, 24,413; Mr. Frankenheim, 2,361; Mr. Henderson, 1,347; and Mr. Jones, 2,411.

(g) Figures include the following shares owned by spouse or held by spouse as custodian for children: Mr. Ives, 4,000 and Mr. Pruyn, 16,000.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the compensation of the Association's chief executive officer and its four most highly compensated other executive officers (the "Named Executive Officers") with respect to the Association's last three completed fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                           LONG TERM COMPENSATION
                                                      ---------------------------------
                                                             AWARDS           PAYOUTS
                                                      --------------------  -----------
                                     ANNUAL                    SECURITIES
                                  COMPENSATION        RESTRICTED UNDERLYING
                               ------------------      STOCK    OPTIONS/        LTIP         ALL OTHER
  NAME AND PRINCIPAL           SALARY    BONUS(a)     AWARDS(b)    SARS      PAYOUTS(c)   COMPENSATION(d)
       POSITION        YEAR      ($)       ($)          ($)        (#)          ($)             ($)
- ---------------------- -----   -------   --------     -------  -----------   ----------   ---------------
J. Atwood Ives          1994   636,000    309,096       --        20,000          --           2,143
  Chairman and Chief    1993   633,983    143,100       --          --            --           2,249
  Executive Officer     1992   600,000    144,000       --          --            --           2,182

Richard R. Clayton      1994   442,000    209,508       --        12,500          --           1,855
  President and Chief   1993   439,833     86,190       --          --            --           2,249
  Operating Officer     1992   414,667     93,600     276,250       --            --           2,182

Chester R. Messer       1994   276,583     99,005       --         7,000          --           1,932
  Senior Vice           1993   256,475    109,708       --          --            --           2,249
     President;         1992   242,083     89,443     138,125       --           48,203        1,523
  President of Boston
  Gas Company

Fred C. Raskin          1994   274,558     98,313       --         6,500          --           2,310
  Senior Vice           1993   268,475     38,769       --          --            --           2,249
     President;         1992   253,750     43,350     138,125       --           49,223        2,182
  President of Midland
  Enterprises Inc.

Walter J. Flaherty      1994   231,208     90,675       --         6,000          --           1,875
  Senior Vice           1993   215,583     37,975       --          --            --           2,249
     President          1992   198,500     30,000     138,125       --           17,800        2,182
  and Chief Financial
  Officer
- ---------------

(a) Amounts shown represent awards for 1992 (paid in 1993), awards for 1993 (paid in 1994) and awards for 1994 (paid in 1995) under the Association's Executive Incentive Compensation Plan, which in each case were paid 50% in cash and 50% in shares of the Association's Common Stock. For the purpose of this table, the stock portion of each award is valued based on the fair market value of such shares at the time of award.

(b) Amounts shown represent awards of restricted shares of the Association's Common Stock under its 1992 Restricted Stock Plan. For the purpose of this table, such awards have been valued based on the closing price of the Association's Common Stock on the New York Stock Exchange (the "Closing Price") on January 2, 1992, the date of grant. The numbers of restricted shares of Common Stock awarded on such date were as follows: R. R. Clayton, 10,000 shares; C. R. Messer, 5,000 shares; F. C. Raskin, 5,000 shares; and
     W. J. Flaherty, 5,000 shares. In each case, such shares vest at the rate of 20% per year, commencing January 2, 1993. As of December 30, 1994, the numbers and values (based on the Closing Price on such date) of restricted shares of Common Stock held are as follows: R. R. Clayton, 6,000 shares, $157,500; C. R. Messer, 3,000 shares, $78,750; F. C. Raskin, 3,000 shares,
     $78,750; and W. J. Flaherty, 3,000 shares, $78,750. Dividends on restricted shares are paid directly to the holders.

(c) Amounts shown represent payment of awards for the 1989-1991 Plan Period (paid in 1992) under the Association's Executive Incentive Compensation Plan, which were paid 70% in shares of the Association's Common Stock and 30% in cash. For the purpose of this table, the stock portion of each award is valued based on the fair market value of such shares at the time of award.

(d)  Amounts shown represent employer contributions under the Retirement Savings
     (401k) Plan.

     The following table sets forth certain information concerning non-qualified stock options without stock appreciation rights ("SARs") granted to the Named Executive Officers during 1994 under the Association's 1982 Stock Option Plan:



                                    OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                             POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                                    VALUE AT
                        -------------------------------------------------------------           ASSUMED ANNUAL
                          NUMBER OF        % OF TOTAL                                        RATES OF STOCK PRICE
                          SECURITIES      OPTIONS/SARS       EXERCISE                          APPRECIATION FOR
                          UNDERLYING       GRANTED TO        OR BASE                            OPTION TERM(b)
                         OPTIONS/SARS     EMPLOYEES IN        PRICE        EXPIRATION    -----------------------------
         NAME           GRANTED(#)(a)      FISCAL YEAR      ($/SHARE)         DATE       0%($)     5%($)       10%($)
- ----------------------- --------------    -------------    ------------    ----------    -----    --------    --------
J. Atwood Ives              20,000             18.5%          $24.25         2/22/04      $ 0     $305,014    $772,965

Richard R. Clayton          12,500             11.6            24.25         2/22/04        0      190,634     483,103

Chester R. Messer            7,000              6.5            24.25         2/22/04        0      106,755     270,538

Fred C. Raskin               6,500              6.0            24.25         2/22/04        0       99,129     251,214

Walter J. Flaherty           6,000              5.6            24.25         2/22/04        0       91,504     231,890

- ---------------

(a) Figures represent options without SARs. No SARs were granted in 1994. Each such option becomes exercisable at the rate of 20% per year, commencing February 23, 1995.

(b) The potential realizable values presented in this table use hypothetical rates of appreciation prescribed by regulations of the Securities and Exchange Commission, and are not intended to project rates of future appreciation in the value of the Association's Common Stock. The assumed 5% and 10% annual rates of appreciation would result in prices for the Association's Common Stock increasing to $39.50 and $62.90 per share, respectively, by February 22, 2004.

     The following table sets forth certain information as to the number and value of outstanding options and SARs in tandem with options, as of December 31, 1994, held by Named Executive Officers under the Association's 1982 Stock Option Plan (no options or SARs were exercised by any such officer during 1994):



                           YEAR-END OPTION/SAR VALUES

                            NUMBER OF SECURITIES
                           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                               OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/SARS
                                  12/31/94                     AT 12/31/94 (a)
                         ---------------------------      -------------------------
        NAME             EXERCISABLE/NON-EXERCISABLE      EXERCISABLE/NON-EXERCISABLE
- --------------------     ---------------------------      -------------------------
J. Atwood Ives                150,000/120,000(b)                $0/40,000
Richard R. Clayton            59,080/13,520(c)                   150,350/25,000(c)
Chester R. Messer             20,400/7,600(c)                    71,730/14,000(c)
Fred C. Raskin                11,040/7,160(c)                    10,944/13,000(c)
Walter J. Flaherty            6,860/6,340(c)                     6,840/12,000(c)


- ---------------

(a) All values are based on Closing Price as of December 30, 1994.

(b) Figures represent options without SARs. No SARs have been granted to J. A. Ives.

(c) Figures represent options, including those with and those without tandem SARs. All options granted during 1994 are without tandem SARs, and no SARs have been granted to any executive officer since 1991. In each case in which tandem SARs were granted, the amount of SARs granted was equal to one-half of the related options. All SARs are exercisable in lieu of, and not in addition to, such portion of the related options.

     The following table sets forth estimated annual benefits payable upon retirement in specified compensation and years of service categories under qualified retirement plans maintained for salaried employees of the Association and certain subsidiaries (the "Retirement Plans") and the Association's non-qualified Supplemental Executive Retirement Plan (the "SERP") maintained for all executive officers and certain other officers of the Association and its subsidiaries:



                               PENSION PLAN TABLE

                             ESTIMATED ANNUAL RETIREMENT BENEFITS
                                 BASED ON YEARS OF SERVICE(b)
                    -------------------------------------------------------
REMUNERATION(a)       15          20          25          30          35
$  100,000           42,500      50,000      50,000      50,000      50,000
   200,000           85,000     100,000     100,000     100,000     100,000
   300,000          127,500     150,000     150,000     150,000     150,000
   400,000          170,000     200,000     200,000     200,000     200,000
   500,000          212,500     250,000     250,000     250,000     250,000
   600,000          255,000     300,000     300,000     300,000     300,000
   700,000          297,500     350,000     350,000     350,000     350,000
   800,000          340,000     370,000     370,000     370,000     370,000
   900,000          370,000     370,000     370,000     370,000     370,000
 1,000,000          370,000     370,000     370,000     370,000     370,000


- ---------------

(a) The compensation covered by the Retirement Plans and the SERP is the average annual compensation (whether or not deferred under deferred compensation or savings plan) for the highest five years in the ten years preceding retirement, based on the annual salary rate plus 100% of bonuses and incentive awards earned (whether payable in cash or stock), not including any amounts with respect to options, SARs or restricted stock awards; provided that, pursuant to letter agreements described on page 13 hereof, average annual compensation for J.A. Ives and R.R. Clayton is based on annual salary rate plus only 50% of bonuses and incentive awards earned.

(b) The benefits set forth in these columns assume that the participant elects a straight life annuity with five years certain. Such benefits are shown before deductions for 50% of Social Security benefits and other applicable offsets. In general, Federal law limits the annual benefit payable under the Retirement Plans to a participant at age 65, calculated in the form of a life annuity (with no period certain), to a specified amount ($120,000, adjusted as of January 1, 1995). Not being subject to limitations imposed on the Retirement Plans by Federal law, the SERP provides for annual benefits equal to up to one-half of covered compensation, provided that annual benefits under the SERP, before offset for annual benefits received under the Retirement Plans, may not exceed three times the $120,000 limit, as such limit may from time to time be increased. Years of service credited under the Retirement Plans and years of service as an officer credited under the SERP through 1994 for the Named Executive Officers were as follows: J. A. Ives, 8 and 8; R. R. Clayton, 14 and 14; C. R. Messer, 31 and 18; F. C. Raskin, 17 and 16; W. J. Flaherty, 23 and 11. Years of service for J. A. Ives and R. R. Clayton are determined in accordance with their employment agreements described on pages 12 and 13 hereof. Years of service under the SERP for F. C. Raskin, C. R. Messer and W. J. Flaherty equal years of service as an officer of the Association or a subsidiary.

                            COMPENSATION OF TRUSTEES

     During 1994, each Trustee of the Association who was not an officer of the Association received cash retainer fees at an annual rate of $10,000. Each such Trustee who was a member of the Executive, Audit, Compensation or Nominating Committee received an additional annual retainer fee of $1,200 for each committee of which he or she was a member. The Chairman of each of the Audit, Compensation and Nominating Committees, in addition to the committee membership retainer fee, received an annual retainer fee of $4,000. In addition, each such non-officer Trustee received $1,000 for each meeting session of the Board of Trustees and each standing committee meeting session he or she attended. The Association also reimburses Trustees' travel expenses for attendance at meetings. In addition to the above amounts, N. J. Darling, Jr. and R. P. Henderson each received $3,000 for participating in mediation sessions that lead to resolution of the Association's litigation related to its acquisition of Ionpure Technologies Corporation.

     The Association's Restricted Stock Plan for Non-Employee Trustees provides for supplemental retainer fees in the form of five annual grants of restricted shares of the Association's Common Stock, each in the amount of 400 shares, to each Trustee who at the time of grant serves as a Trustee but is not an employee of the Association or any of its subsidiaries. Initial grants under such Plan were made on April 22, 1993 to each Trustee other than J. A. Ives, R. R. Clayton and L. R. Jaskol (who was first elected to the Board on February 24, 1994), and grants were made on June 1, 1994, to each Trustee other than J. A. Ives and R.
R. Clayton. Subsequent grants will be made on the first day of June in the years 1995, 1996 and 1997. All shares granted under such Plan are non-transferable and subject to forfeiture while the recipient serves on the Board of Trustees. In the event that he or she resigns or declines to stand for re-election to the Board, not due to disability and not in accordance with a retirement policy of the Board then in effect, all shares granted to him or her under the Plan shall be forfeited. Dividends on restricted shares granted under the Plan are paid directly to the Trustee.

     The Association maintains a Retirement Plan for Non-Employee Trustees who have served in that capacity for at least ten years pursuant to which each such Trustee will receive annual retirement benefits for the number of years such Trustee served (with ten years certain) equal to his or her average annual retainer fees (including the value of one-half the number of shares awarded under the Restricted Stock Plan for Non-

Employee Trustees) for the highest five years in the ten years preceding retirement. The Trustees who currently have ten years of service under such Plan are R. P. Henderson, N. J. Darling, D. W. Freed, H. T. Miller and W. G. Salatich.

     The Association maintains a Deferred Compensation Plan for Trustees under which Trustees' cash fees may be deferred at the election of participants. Participants may elect to credit amounts deferred to a Cash Account or to a Share Unit Account. Interest based on the prime rate plus 1% is credited to Cash Accounts at the end of each calendar year. Amounts credited to Share Unit Accounts are converted to Share Units based on the fair market value of the Association's Common Stock on the deferral date. Additional Share Units are credited to reflect dividends on shares of such stock. The balance in a participant's Cash Account and Share Unit Account will be paid to him or her, or to his or her beneficiary, in cash only, in a lump sum or installments when he or she ceases to be a Trustee, or if he or she experiences serious financial hardship.

     The Association provides term life insurance to each non-employee Trustee in the amount of $50,000.

     Samuel Frankenheim, a Trustee of the Association, is counsel to Ropes & Gray, a Boston law firm which provided legal services to the Association and its subsidiaries during 1994, and which is expected to continue providing legal services to them during 1995. Fees paid for such services during 1994 were less than 5% of such firm's 1994 gross revenues.

                                 TERMINATION OF
                 EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     During 1994, the Association entered into new Salary Continuation Agreements with officers of the Association and its subsidiaries under which, if the employment of any such officer is terminated by the Association otherwise than for Cause (as defined in such agreements, generally including malfeasance or misfeasance), or by the officer for Good Reason (as defined in such agreements, generally including diminishment of authority, responsibility or cash compensation opportunities), following a Change of Control, the officer would be entitled to receive income equal to the salary rate in effect at the time of the Change of Control together with continuation of certain of the Association's medical and other benefits. Subject to certain limitations, such income and benefits for the Association's executive officers would continue for 18 months, but not beyond the date which follows by 30 months, the Change of Control. For purposes of the Agreements, a "Change of Control" is deemed to occur if (i) a person or entity or a group acting together becomes a beneficial owner of securities representing 25 percent or more of the outstanding voting securities of the Association or (ii) within two years after the commencement of a tender offer or exchange offer for the voting securities of the Association, or as a result of a merger, consolidation, sale of assets or contested election, the individuals who were Trustees of the Association immediately prior thereto shall cease to constitute a majority of the Board of Trustees of the Association or of the board of trustees or directors of its successor. Prior to execution of such new Salary Continuation Agreements in 1994, similar agreements had been in effect which had provided continuation income upon any termination of employment following a Change of Control, in amounts equal to salary plus the annual average of bonuses during the previous 36 months, for a period (in the case of the Association's Chairman, President and Senior Vice Presidents) of 36 months, but not beyond the date which follows by 48 months, the Change of Control.

     The Association has also entered into an employment agreement with Mr. Ives dated November 27, 1991, and an employment agreement with Mr. Clayton dated October 25, 1991, under which, if the employment of either such officer is terminated by the Association otherwise than for Cause (as defined in such agreements, generally including malfeasance or misfeasance), or by the officer for Good Reason (as defined in such agreements, generally including diminishment of authority, responsibility, or cash compensation opportunities), whether or not following a Change of Control, he will be entitled to receive income equal to the salary rate in effect at the time of such termination, together with continuation of certain medical and other benefits.

Subject to certain limitations, such income and benefits would continue for thirty-six months in the case of Mr. Ives and twenty-four months in the case of Mr. Clayton. If such termination occurs after a Change of Control and the Salary Continuation Agreements also apply, the officer may elect the salary continuation or other benefit provisions contained in his Salary Continuation Agreement or the employment agreement referred to in this paragraph, but shall not be entitled to a duplication of any such benefit under both agreements. Mr. Ives' employment agreement established his initial salary rate at $600,000 per year, subject to review and adjustment by the Compensation Committee. In addition, under such employment agreements, Mr. Ives will be credited with five years of service under the Association's Retirement Plan and SERP for his first year of employment and one and one-half years of service for each year of employment thereafter, and Mr. Clayton will be credited with one and one-half years of service for each year of employment, plus four years, under such Plans.

     Messrs. Ives and Clayton entered into letter agreements with the Association dated April 28, 1994 under which each agreed that he will not be entitled to the benefit of certain April, 1994, amendments to the Association's SERP which (i) increased the portion of bonuses and incentive awards taken into account in determining compensation covered by such Plan from 50% to 100%, and
(ii) increased the level of benefits payable upon early retirement prior to age 62.

     The Association has established a trust to make supplemental retirement benefit payments to certain officers of the Association and its subsidiaries under the Association's SERP and retirement benefit payments to Trustees under the Association's Retirement Plan for Non-Employee Trustees, and makes contributions to such trust from time to time. Such Plans provide that upon a Change of Control (as defined above), the Association is obligated to fund such trust fully by depositing therein sufficient funds to pay all benefits to those who have retired prior to the Change of Control plus all benefits that would be payable if all eligible officers and Trustees had retired prior thereto. As of February 24, 1995, the balance held in such trust was approximately $11 million.

                         COMPENSATION COMMITTEE REPORT

     The duties of the Compensation Committee include approval of salary and other compensation arrangements for the Association's officers, and administration of the Association's incentive and stock plans, including the Executive Incentive Compensation Plan and 1982 Stock Option Plan.

EXECUTIVE OFFICER COMPENSATION

     The Committee's policy with respect to approving 1994 executive officer compensation was to establish base salaries and annual incentive compensation opportunities and to grant stock options which, in the judgment of the Committee, were appropriate to provide fair compensation, to enable the Association to attract and retain executives with abilities and experience necessary to implement the Association's objectives, and to create incentives for high levels of individual performance, consistent with attainment of the financial goals and the best interests of the Association. The Committee's judgments were based on an assessment of each executive officer's current and past performance, his or her business experience and level of responsibilities, information concerning compensation paid to executive officers at similarly-sized companies, annual compensation increases at such companies and recommendations and advice from the Association's chief executive officer concerning compensation levels for other officers. The Committee's decisions were not based on any established formulas with respect to weighting of the foregoing factors or the effect of any particular factor on any component of an executive officer's compensation, except to the extent that annual bonuses are determined in accordance with the factors described below. Information concerning compensation levels at similarly-sized companies reviewed by the Committee consisted of data provided by Hewitt Associates, a management consulting firm, concerning total compensation, the components thereof (salary, annual bonus and long-term compensation) and year-to-year compensation increases for officers of companies having levels of total revenues approximately the same as that of the Association. The comparator data provided by Hewitt Associates was based on a number of surveys covering companies representing a broad cross-section of U.S. industries. For 1994, base salaries for executive officers as a group (including for the CEO) were targeted at levels which averaged above the median base salaries for the comparator group in the Hewitt Associates data, while opportunities for variable compensation were set at levels which would cause total annual compensation (i.e., base salary and bonus) of executive officers to average at about the median for such group. Actual incentive compensation would exceed, and did in 1994 exceed, the comparator group median as the Association was successful in substantially exceeding financial performance targets established in the 1994 annual bonus program. The comparator group data provided by Hewitt Associates also indicated that levels of total compensation (including long-term compensation) of the Association's executive officers for 1993 were below average total compensation levels for similar positions at companies in the survey group, the short-fall being primarily attributable to the infrequency and size of prior long-term compensation grants. In light of such data, the Committee granted non-qualified stock options in February, 1994 to the Association's executive officers and to certain other officers of the Association and its subsidiaries. Such options were granted without stock appreciation rights, and at an exercise price equal to the fair market value of the Association's Common Stock on the date of grant. In determining the size of option grants, the Committee considered recommendations of Hewitt Associates as to the size of grant that would approximate the average face value (i.e., the number of shares multiplied by the exercise price) of annualized option grants for similar positions at companies in the comparator group, and recommendations of management.

     It was the Committee's judgment in establishing 1994 annual incentive opportunities for executive officers, and has been its policy since 1992, that
(i) more senior executive officers should receive a larger portion of their potential total compensation in the form of variable incentive awards than less senior executive officers; (ii) appropriate maximum potential incentive awards for executive officers, expressed as a percentage of salary, are 60% (for the chief executive officer and chief operating officer), and 50% and 35% (for other executive officers), reflecting the Committee's judgment as to an appropriate mix of base and incentive compensation for executive officers at each level;
(iii) it is appropriate to base 50% of incentive compensation opportunities on financial performance of the Association and 50% on individual performance; and
(iv) that in the case of the executive officers named in the compensation tables, 50% of any annual incentive payment should be made in shares of the Association's Common Stock. In accordance with such policy, the Committee approved 1994 award opportunities under the Association's Executive Incentive Compensation Plan equal to up to 60% (in the case of Messrs. Ives and Clayton) or 50% or 35% (in the case of other executive officers) of individual salaries. No portion of the bonus opportunity relating to financial performance (i.e., 50% of the potential annual bonus amount) could be earned unless targeted pre-tax income performance goals were met by the Association or, in the case of executive officers who are subsidiary presidents, by the subsidiary. Upon achievement of the targeted pre-tax income goals, which were set at levels at which there was a 50% chance of achievement, the bonus award would equal half of the potential financial performance bonus opportunity (i.e., 25% of the total bonus opportunity), with additional bonus amounts being earned to the extent that pre-tax income levels exceeded the target level up to an established maximum pre-tax income level, at which point the full financial performance bonus opportunity would be earned. The portion of the annual bonus opportunity based on achievement of individual management objectives (i.e., the other 50% of the potential annual bonus amount) could be earned by an executive officer independent of the achievement of the financial goals. The Committee's intent in establishing these management objectives was that only outstanding performance by an executive officer would qualify such officer to earn in excess of 75% of his or her management performance bonus (i.e., 37 1/2% of the total bonus opportunity). Finally, the award opportunities provided that the Committee has authority to approve discretionary awards in the event that extreme inequities should arise in the administration of the Plan. A discretionary award may not exceed the maximum potential award for any officer. No discretionary award was made to any executive officer of the Association for 1994.

     The Association and each of its subsidiaries were successful in reaching and exceeding the targeted pre-tax income goals established for them in 1994. As a result, each of the Association's executive officers earned an annual bonus in 1994 based on achievement of financial performance goals as well as a bonus based on achievement of his or her individual management objectives. As in previous years, the bonus payments to executive officers were made 50% in shares of the Association's Common Stock (valued as of the time that the awards are approved by the Committee) and 50% in cash. In this regard, cash is withheld by the Association from the cash portion of the bonus to cover state and federal tax withholding requirements relating to an individual's total bonus award. As a result, after-tax bonus awards received by executive officers in the incentive plan are primarily in the form of shares of the Association's stock.

     Section 162(m) of the Internal Revenue Code disallows tax deductions for certain compensation paid by a public company to its chief executive officer or any other executive officer named in its proxy statement compensation tables, to the extent such compensation exceeds $1 million in any year. None of such officers received taxable compensation from the Association in excess of $1 million in 1994, and the Committee does not anticipate that such limitation will affect deductibility of any compensation paid to the Association's executive officers for 1995. With respect to Mr. Ives, in particular, the salary component of his total compensation would appear to be exempt from such $1 million limitation because it is paid pursuant to a written binding agreement executed prior to February 17, 1993. Moreover, taxable income resulting from the exercise of outstanding stock options issued under the existing 1982 Stock Option Plan and options issued under the proposed 1995 Stock Option Plan would also be exempt from the $1 million limitation under applicable rules. Finally, the Committee has adopted a policy under which any executive officer whose compensation subject to Section 162(m) would exceed $1 million in any year shall if possible defer all or a portion of his or her annual incentive compensation for such year to the extent necessary to avoid loss of the Association's tax deduction for such executive's compensation.

CEO COMPENSATION

     During 1994, Mr. Ives was paid a base salary of $636,000, reflecting the same base salary rate which has been in effect since February 1, 1993. Mr. Ives' base salary is provided for in his employment agreement with the Association, described elsewhere in this proxy statement. That agreement, negotiated at the time Mr. Ives became chief executive officer of the Association, specifies an initial base salary of $600,000, effective December 1, 1991, with such adjustments as the Compensation Committee shall approve from time to time.

     In addition to his base salary, Mr. Ives was granted an incentive bonus opportunity in 1994, as described above, under the Association's Executive Incentive Compensation Plan. As with other executive officers of the Association, 50% of Mr. Ives' potential award under such Plan was based on the achievement by the Association of specific pre-tax income levels for 1994, and 50% of such bonus opportunity was based on the achievement by Mr. Ives of management objectives approved for him by the Compensation Committee. Mr. Ives' objectives were to identify and evaluate opportunities that would enhance shareholder value and make the most productive use of the Association's capital resources; to manage the Association's investment in United States Filter Corporation; to focus corporate development efforts on new corporate strategies and business opportunities as well as on the Association's core businesses; to manage the Association's major litigation; and to evaluate officers and implement appropriate management development and succession plans, including programs that would enhance professional development and diversity and encourage adherence to high ethical standards.

     Because the Association's pre-tax income performance for 1994 exceeded the targeted financial performance goal, Mr. Ives was entitled to a payment of $145,008 under the financial performance portion of his award opportunity, equal to 76% of the maximum possible payment under such portion. In addition, the Committee, after consultation with the other non-management members of the Board of Trustees, determined that Mr. Ives' overall achievement of his 1994 management objectives equalled 86% of the maximum potential achievement, and that Mr. Ives was therefore entitled to a payment of $164,088 under the portion of his award opportunity based on management objectives. Under the terms of the 1994 incentive program, 50% of Mr. Ives' total incentive award was paid in shares of the Association's Common Stock and 50% was payable in cash, subject to withholding.

     As described above, during 1994, Mr. Ives was granted a non-qualified stock option without stock appreciation rights to purchase 20,000 shares of the Association's Common Stock at a price of $24.25 per share, equal to the fair market value of such stock on the date of grant.

     No member of the Compensation Committee is a current or former officer or employee of the Association or any of its subsidiaries.

                                          Respectfully submitted,

                                          COMPENSATION COMMITTEE MEMBERS

                                          Rina K. Spence, Chairperson
                                          Robert P. Henderson
                                          Leonard R. Jaskol
                                          Harold T. Miller
                                          William G. Salatich

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Association's Common Stock to the cumulative total return of the S&P 500 Index and the S&P Natural Gas Index over a five year period ending December 31, 1994:

                                         COMPARISON OF FIVE YEAR
                                       CUMULATIVE TOTAL RETURNS(a)

MEASUREMENT PERIOD
(FISCAL YEAR COVERED)        EASTERN ENTERPRISES        S&P 500 INDEX          S&P NATURAL GAS INDEX
      1989                           100                    100                         100
      1990                            82                     97                          88
      1991                            89                    126                          76
      1992                            92                    136                          84
      1993                            90                    150                         100
      1994                            98                    152                          95

- ---------------

(a) Based on an initial investment of $100 with dividends reinvested quarterly.

                   PROPOSAL TO APPROVE 1995 STOCK OPTION PLAN

     The Board of Trustees has approved the Eastern Enterprises 1995 Stock Option Plan (the "Plan"), subject to approval of the Plan at the 1995 Annual Meeting of Shareholders of the Association. A favorable vote of the holders of at least a majority of the outstanding shares of Common Stock of the Association is required for approval of the Plan. The Board of Trustees recommends that shareholders vote "for" such approval.

     The Plan would replace the Association's 1982 Stock Option Plan, under which, as of February 28, 1995, a total of 992,812 shares of the Association's Common Stock (out of a total of 1,000,000 shares authorized under such plan) have been issued or are subject to outstanding options.

     The following is a brief description of certain material features of the Plan. Such description is qualified in its entirety by reference to the complete text of the Plan, attached hereto as Exhibit A.

     Description of Plan. The purpose of the Plan is to attract, retain and motivate those employees of the Association and its subsidiaries whose efforts are determined by the Committee to have an important bearing on the success of the business of the Association and its subsidiaries, by encouraging ownership of shares of the Association's Common Stock ("Shares") by such eligible employees. Eligible employees would include officers of the Association and its subsidiaries (approximately 30 to 35 persons) and such selected non-officer employees as the Committee may in the future determine.

     The Plan provides for the grant of options to purchase Shares, either with or without tandem stock appreciation rights ("SARs"). Up to 1,000,000 Shares may be issued and sold under the Plan. Shares subject to any unexercised option that expires, is terminated or becomes unexercisable will not count against such limit. Shares delivered under the Plan may be authorized but unissued Shares or Shares held in treasury. The maximum number of Shares for which a participant may be awarded options in any calendar year is 250,000 and the maximum number of shares as to which a participant may be awarded SARs in any calendar year is likewise 250,000. No options may be granted under the Plan after December 31, 2004.

     The Plan provides that the exercise price of an option or SAR shall be determined by the Committee but shall be not less than the fair market value of the Shares as of the grant date, as determined by the Committee.

     The Plan shall be administered by the Committee, which is comprised entirely of Trustees who are not officers or employees of the Association or any of its subsidiaries and who are not eligible to participate in the Plan. The Committee is responsible for determining which employees shall be granted options; the size and exercise price of grants (within the limits referred to above); whether options shall include SARs; whether options shall be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified options; whether options may be exercised by payment of cash or delivery of Shares, a promissory note or an undertaking of a broker to deliver funds (i. e., a "cashless exercise"); whether tax withholding may be satisfied by withholding or delivery of Shares; the time or times when options and SARs become exercisable and the duration of exercise periods (not to exceed 10 years after the date of grant). The Committee may also accelerate the time at which all or any part of an option or SAR may be exercised.

     Although the Committee has indicated that it has no present intention to grant options with tandem SARs, the Plan permits the grant of SARs concurrently with an option or at any time thereafter during the term of the option. SARs entitle the holder upon exercise to receive stock or cash, at the election of the Committee, equal in value to the amount by which the fair market value of the Shares subject to such exercise has increased over the aggregate option price thereof. Any option accompanied by SARs shall provide for the surrender of the SAR or option to the extent that the option or SAR to which it is related is exercised. SARs are exercisable only to the extent that the related option is exercisable. No SAR may be exercised earlier than six months after the date of grant.

     No option or SAR under the Plan may be transferred by a participant otherwise than by will or the laws of descent and distribution, and during the participant's lifetime options and SARs are exercisable only by the participant. Any exercisable portion of an option generally terminates three months after termination of the participant's employment for reasons other than retirement, disability or death, unless the option expires earlier. In the case of retirement, disability or death, any exercisable portion may generally be exercised at any time on or before the expiration date provided in the option.

     The Committee may grant options on terms differing from those outlined above to replace outstanding options held by employees of companies acquired by the Association or a subsidiary.

     In the event of a stock dividend, split-up or combination of shares, recapitalization or merger in which the Association is the surviving company, or other similar capital change, the number and kind of shares or securities of the Association subject to the Plan and to options and SARs outstanding and to be granted, the maximum number of shares or securities which may be issued or sold under the Plan, option prices and other relevant provisions shall be appropriately adjusted by the Board of Trustees. In the event of a merger or consolidation in which the Association is not the surviving company, or in the event its outstanding shares are converted into securities of another entity or exchanged for other consideration, or in the event of the complete liquidation of the Association, all outstanding options and SARs shall thereupon terminate, but prior thereto the Board of Trustees shall either make all outstanding options and SARs immediately exercisable or arrange to have the surviving company grant replacement options.

     The Committee may at any time discontinue granting options under the Plan. The Board of Trustees may at any time amend the Plan or any outstanding option or SAR for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may be at the time permitted by law, provided that no such amendment shall, without the approval of the Association's shareholders, effect a change that would require shareholder approval in order for the Plan to continue to qualify as exempt under Securities and Exchange Commission Rule 16b-3 or continue to qualify under Sections 162(m) and 422 of the Code, and no such amendment shall adversely affect the rights of any participant (without his or her consent) under any option or SAR theretofore granted.

     The Closing Price of the Association's Shares as of March 6, 1995, was $26.50.

     Federal Tax Consequences. Under current provisions of the Code, the grant of incentive stock options qualified under section 422 of the Code will not produce taxable income to the optionee or a deduction for the Association. Provided that certain conditions are met, the exercise of such an option does not result in the imposition of regular income tax on the optionee or a deduction for the Association at the time of exercise, although it may result in the imposition of the alternative minimum tax on the optionee. If shares acquired pursuant to the exercise of an incentive stock option are sold more than two years after the date of grant and more than one year after the date of exercise, any gain or loss on the sale will be a capital gain or loss, and the Association will not be entitled to a deduction. If shares are disposed of prior to expiration of such one and two year holding periods, then, generally, the optionee will realize ordinary taxable income in the year of disposition and a deduction will be available to the Association, in each case equal to the amount by which the fair market value of the shares at the time of exercise exceeds the option price.

     Under the Code as currently in effect, the grant of a non-qualified stock option will not produce taxable income to the optionee or a deduction for the Association. However, upon exercise of such an option, the excess of the fair market value of the acquired shares on the date of exercise over the option price is taxable to the optionee as ordinary income and is subject to withholding by the Association. In general, a deduction equal to the amount of ordinary income realized by the optionee will be available to the Association. When shares acquired upon exercise of a non-qualified option are sold, any gain or loss will be a capital gain or loss.

     Upon the exercise of SARs, the optionee realizes ordinary income subject to withholding and a deduction is available to the Association. The amount of both the income realized and the deduction equals the amount of cash received by the optionee, to the extent that the exercise is satisfied in cash, and the fair market value of shares received by the optionee, to the extent that the exercise is settled by delivery of shares.

                              INDEPENDENT AUDITORS

     The firm of Arthur Andersen LLP has been selected by the Board of Trustees to act as independent auditors of the Association and its subsidiaries for the year 1995. The Association has been advised by such firm that neither it nor any member thereof has any financial interest in or financial relationship with the Association or its subsidiaries. Representatives of Arthur Andersen LLP are expected to be present at the 1995

Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                            EXPENSES OF SOLICITATION

     The expenses of making this solicitation will be paid by the Association, which may solicit proxies by mail, telephone, telegraph or personal interview. In addition, the Association has retained the firm of Morrow & Co. to aid in such solicitation of proxies. For such services, the Association expects to pay such firm a fee of $7,000 plus expenses. The Association will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders must be received at the Association's principal executive offices no later than November 18, 1995.

                                 OTHER MATTERS

     If sufficient votes in favor of any of the proposals set forth in the attached Notice of Annual Meeting of Shareholders are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting for a period or periods of not more than 30 days in the aggregate to permit further solicitation of proxies with respect to any of such proposals. Any adjournment will require the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote in favor of adjournment with respect to any proposal those proxies which they are entitled to vote in favor of such proposal. They will vote against adjournment with respect to any proposal those proxies required to be voted against such proposal. The Association will pay the costs of any additional solicitation and of any adjourned session.

     The Board of Trustees does not know of any business to be presented for action by the shareholders in addition to those items appearing in the notice of the meeting. However, if any additional matters properly come before the meeting, or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment in such matters unless instructed to the contrary.

     Reference is hereby made to the Declaration of Trust establishing Eastern Enterprises dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the Trustees under said declaration as Trustees and not personally; and no Trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

                                                             EASTERN ENTERPRISES

March 17, 1995

                                                                       EXHIBIT A

                              EASTERN ENTERPRISES

                             1995 STOCK OPTION PLAN

     1. Purpose of the Plan; Certain Definitions. The purpose of this plan (the "Plan") is to attract, retain and motivate those employees of Eastern Enterprises ("Eastern") or its subsidiaries whose efforts are determined by the Compensation Committee of the Board of Trustees of Eastern (the "Committee") to have an important bearing on the success of the business of Eastern and its subsidiaries ("Eligible Employees"). This purpose will be advanced by encouraging the ownership by such employees of shares of beneficial interest ("Stock") of Eastern. The term "Participant" means an Eligible Employee to whom an award is made under the Plan.

     2. Administration of the Plan. The Plan shall be administered by the Committee. All members of the Committee shall be appointed by the Board of Trustees to serve at the Board's pleasure. All members of the Committee shall be both "disinterested" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and, to the extent required in order to qualify the Plan under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") (including any applicable transition rules), "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Code.

     The Committee shall have authority, consistent with the Plan,

          (a) to determine which Eligible Employees shall be granted options;

          (b) to determine whether the options granted to any Eligible Employees shall be incentive stock options, as defined in Section 422(b) of the Code ("incentive stock options"), or non-statutory stock options, or both;

          (c) to determine whether stock appreciation rights shall be included in any or all options granted to an Eligible Employee, either concurrently with the grant of an option, or at any time thereafter during the term of such option, all in accordance with Section 8;

          (d) to determine whether any or all options granted to an Eligible Employee shall be exercisable with shares of Stock ("shares") or other permissible forms of payment in accordance with Section 7(c);

          (e) to determine the time or times when options shall be granted and the number of shares subject to each option;

          (f) to determine the option price of the shares subject to each option;

          (g) to prescribe the time or times when each option becomes exercisable and the duration of the exercise period;

          (h) to prescribe the form or forms of the instruments evidencing any options granted under the Plan and to change such forms from time to time;

          (i) to adopt, amend and rescind rules and regulations for the administration of the Plan, the options and stock appreciation rights and for its own acts and proceedings; and

          (j) to decide all questions and settle all controversies and disputes which may arise in connection with the Plan.

All decisions, determinations and interpretations of the Committee shall be binding upon all parties concerned.

     3. Limitations. The Stock which may be issued and sold under the Plan shall not exceed in the aggregate 1,000,000 shares, except as such total number may be adjusted pursuant to Section 16 below. To the extent that any option granted under the Plan shall expire or terminate unexercised or for any reason become unexercisable as to any shares subject thereto, such shares shall thereafter be available for further grants under the Plan, within the limit specified above. Stock delivered upon the exercise of options may, as determined by the Board of Trustees, be previously issued Stock acquired by Eastern or authorized but theretofore unissued shares. The Board of Trustees and the officers of Eastern shall take appropriate action required for such delivery.

     The maximum number of shares for which any Participant may be awarded options in any calendar year is 250,000. The maximum number of shares as to which any Participant may be awarded stock appreciation rights in any calendar year is likewise 250,000. For purposes of the limitations described in this paragraph, the cancellation and regrant, or the repricing, of an option or a stock appreciation right shall be treated as a new grant, and both the old and the new grants shall count against the applicable limit (to the extent occurring in the same calendar year). The limitations described in this paragraph shall be subject to adjustment to reflect stock splits, recapitalizations and other corporate changes to the extent consistent with continued qualification of the Plan under Section 162(m)(4)(C) of the Code, and shall be construed consistent with regulations (including proposed regulations) issued under Section 162(m) of the Code.

     4. Participants. Participants shall be selected from time to time by the Committee in its discretion only from among Eligible Employees. The Committee may grant an option or stock appreciation right to any Eligible Employee who is then a Participant or to any other Eligible Employees in accordance with the Committee's determination from time to time.

     5. Option Price. The option price per share with respect to each option shall be determined by the Committee but shall not be less than the fair market value of the Stock at the time the option is granted, as determined by the Committee.

     6. Option Period. Each option shall, subject to Sections 10, 11 and 12, specify the period during which it may be exercised, which period shall not in any event exceed 10 years from the date the option is granted.

     7. Exercise of Options.

          (a) Each option shall be made exercisable at such time or times, whether or not in installments, as the Committee shall prescribe at the time the option is granted. In the case of an option not immediately exercisable in full, the Committee may at any time accelerate the time at which all or any part of the option may be exercised.

          The instruments evidencing options intended to be incentive stock options shall contain such other provisions relating to exercise and other matters as are required of incentive stock options under the applicable provisions of the Code and applicable regulations (including proposed regulations), as from time to time in effect.

          (b) A person electing to exercise an option shall give written notice to Eastern, as specified by the Committee, of his or her election and of the number of shares he or she has elected to purchase, such notice to be accompanied by any relevant documents required by the Committee, and shall at the time of such exercise tender the purchase price of the shares he or she has elected to purchase in accordance with paragraph (c) below. If the notice of election to purchase is given by the executor or administrator of a deceased Participant, or by the person or persons to whom the option has been transferred by the Participant's will or the applicable laws of descent and distribution, Eastern shall be under no obligation to deliver shares pursuant to such exercise unless and until it is satisfied that the person or persons giving such notice is or are entitled to exercise the option.

          (c) Except as hereafter provided in this paragraph (c), the purchase price for shares subject to an option shall be payable to Eastern by cash (including check, bank draft or money order acceptable to the Committee and payable to the order of Eastern). If so provided by the Committee, an option may be made exercisable (i) by the delivery of shares of Stock (duly owned by the Participant and for which the Participant has good title free of any liens and encumbrances, and which, if acquired by the Participant from Eastern, shall have been held for at least six months) having a fair market value equal to the purchase price of the Stock to be purchased by exercise of the option, or (ii) by delivery of a promissory note of the Participant to Eastern, such note to be payable on such terms as are specified by the Committee, or (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to Eastern sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment. If the price is paid in whole or in part in shares of Stock, such shares shall be valued at their fair market value at the time of exercise, as determined by the Committee. If the purchase price is paid in whole or in part in shares of Stock, the certificate for such shares shall be accompanied by appropriate instruments of transfer in form acceptable to the Committee. If an incentive stock option is to be exercisable, in whole or in part, other than by payment in cash as described above, the Committee shall so specify at the time the option is granted and an appropriate provision shall be included in the instrument evidencing the option.

     8. Award and Exercise of Stock Appreciation Rights; Limitations.

          (a) A stock appreciation right is a right granted to the holder to receive, pursuant to the terms of the right, an amount payable in shares of Stock or, at the election of the Committee, cash or a combination of cash and shares of Stock, in each case equal to the increase in the value of the shares covered by the option to which the stock appreciation right is related, as more particularly set forth below in this Section 8. References in the Plan to the exercise of stock options shall include the exercise of any stock appreciation rights which are granted with such options.

          (b) Any option granted under the Plan, or any replacement or other option under the Plan, may contain such provisions relating to stock appreciation rights, not inconsistent with this Section 8 and other provisions of the Plan, as the Committee shall deem advisable. Any such option accompanied by a stock appreciation right shall provide for the surrender of any unexercised stock appreciation right to the extent that the option which it accompanies, or to which it is related, is exercised.

          (c) A stock appreciation right shall be exercisable when the related option is surrendered, and only to the extent the related option is, at the time, exercisable. No stock appreciation right shall be exercisable earlier than six months after the date of grant.

          (d) An exercisable stock appreciation right shall entitle the holder to exercise such right or any portion thereof (and to surrender unexercised the accompanying option to which it relates, or any portion thereof) and to receive in satisfaction of such exercise, subject to the limitations below, an amount, payable as provided for below, having an aggregate value, as determined by the Committee, equal to (x) minus (y), where (x) is the fair market value, on the date of exercise of the stock appreciation right, of the shares of Stock subject to that portion of the accompanying option which is surrendered, and (y) is the option price of such shares. The Committee shall be entitled in its sole discretion to elect, at any time before or after exercise of any stock appreciation right by the holder, to discharge Eastern's obligation in respect thereof (i) by the delivery of shares of Stock or (ii) by the payment of cash or partially by the payment of cash and partially by the delivery of shares of Stock. The total value of payments under (ii) above shall equal the aggregate value of the shares of Stock deliverable under (i) above. No fractional shares will be delivered.

          (e) Unless otherwise consented to or unless otherwise required by the Committee at any time, any full or partial exercise by an Eastern Trustee or officer (as defined for this purpose by the applicable regulations of the Securities and Exchange Commission) of a stock appreciation right to be satisfied in cash, in full or partial settlement of the right so exercised at the time, shall be made only during the period beginning on the third business day following the date of release for publication of quarterly or annual (as the case may be) summary statements of sales and earnings of Eastern and its subsidiaries, and ending on the twelfth business day following such date.

          (f) The Committee may, in its discretion, as it deems such to be in the best interests of Eastern, impose other conditions and limitations upon the exercise of a stock appreciation right, and upon Eastern's obligations under the Plan in respect of stock appreciation rights, which conditions may include a condition or limitation that the stock appreciation right may only be exercised in accordance with further rules and regulations adopted by the Committee from time to time. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to the adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter. Without limiting the foregoing, the Committee may specify that stock appreciation rights may be exercised by the holder thereof only with the consent of the Committee, or that stock appreciation rights may be exercised by the holder thereof without such consent, or that such stock appreciation rights shall be exercised automatically by the occurrence of an event, by the passage of time or in any other way.

     9. Delivery of Shares. Eastern shall not be obligated to deliver any shares pursuant to the exercise of any option unless and until (i) in the opinion of Eastern's counsel, all applicable Federal and state laws and regulations have been complied with; (ii) in the event the outstanding Stock is at the time listed upon any stock exchange, the shares to be delivered have been listed or authorized to be added to the list upon official notice of issuance upon such exchange; and (iii) all other legal matters in connection with the issuance and delivery of shares have been approved by Eastern's counsel. Without limiting the generality of the foregoing, Eastern may require from the Participant or other person exercising the option such investment representation or such agreement, if any, as counsel for Eastern may consider necessary in order to comply with the Securities Act of 1933 and may require that the Participant or such other person agree that any sale of the shares will be made only on the New York Stock Exchange or in such other manner as is permitted by the Committee and that he or she will notify Eastern when he or she makes any disposition of the shares whether by sale, gift or otherwise. Eastern shall use its best efforts to effect any compliance and listing, and the Participant or other person exercising the option shall take any action reasonably requested by Eastern in such connection. A Participant or other person entitled to exercise an option or stock appreciation right shall have the rights of a shareholder only as to shares actually acquired by him or her under the Plan.

     10. Rights in Event of Death. In the event of a Participant's death at a time when he or she is entitled to exercise an option, then at any time or times on or before the latest date on which the Participant could have exercised the option had he or she remained in the employ of Eastern or a subsidiary such option may be exercised, as to all or any of the shares which the Participant was entitled to purchase at the time of his or her death, by the Participant's executor or administrator or the person or persons to whom the option is transferred by will or the applicable laws of descent and distribution. If a Participant dies before an option previously granted to him or her has become exercisable and the Participant is then in the employ of Eastern or one of its subsidiaries, such option shall be deemed to have been exercisable by such Participant immediately prior to his or her death to the extent the Participant could have exercised the option had he or she remained in the employ of Eastern or one of its subsidiaries until the time when the option would first have become exercisable to any extent.

     11. Retirement and Disability. In the event of a Participant's retirement or disability at a time when he or she is entitled to exercise an option, then at any time or times on or before the latest date on which the Participant could have exercised the option had he or she remained in the employ of Eastern or a subsidiary the

Participant may exercise such option as to all or any of the shares which he or she was entitled to purchase at the time of retirement or disability. For purposes of this Section, retirement or disability means termination of employment with Eastern or any subsidiary if such termination constitutes retirement or disability as provided for at the time of such termination under any retirement or disability program then maintained by Eastern or such subsidiary.

     12. Other Termination of Employment. In the event the employment of a Participant terminates for any reason other than his or her death, disability or retirement, the Participant may, unless discharged for cause which in the opinion of the Committee casts such discredit on the Participant or Eastern as to justify immediate termination of the option, exercise the option after the date when his or her employment terminated, but only within three months after the date of termination or such longer period as the Committee, in its sole discretion, shall provide for either at the time the option is granted or in an amendment to the option. In no event, however, may any option granted under the Plan be exercised after the latest date on which the Participant could have exercised had he or she remained in the employ of Eastern or a subsidiary.

     13. Replacement Options. Eastern may grant options under the Plan on terms differing from those provided for hereinabove where such options are granted in substitution for options held by employees of other companies who concurrently become employees of Eastern or a subsidiary as the result of a merger or consolidation of the employing company with Eastern or a subsidiary, or the acquisition by Eastern or a subsidiary of property or stock of the employing company. The Committee may direct that the substitute options be granted on such terms and conditions as it considers appropriate in the circumstances.

     14. Non-transferability of Options. Options may not be transferred by the Participant otherwise than by will or the laws of descent and distribution, and during the Participant's lifetime shall be exercisable only by the Participant.

     15. Use of Proceeds. The proceeds received by Eastern from the sale of shares pursuant to the Plan will be used for the general purposes of Eastern, except that any shares of Stock included in such proceeds may be held by Eastern as treasury shares.

     16. Changes in Stock. In the event of a stock dividend, split-up or combination of shares, recapitalization or merger in which Eastern is the surviving company, or other similar capital change, the number and kind of shares or securities of Eastern subject to the Plan and to options and stock appreciation rights then outstanding and to be granted hereunder, the maximum number of shares or securities which may be issued or sold under the Plan, option prices and other relevant provisions shall be appropriately adjusted by the Board of Trustees of Eastern, whose determination shall be binding on all persons. In the event of a consolidation or a merger in which Eastern is not the surviving company, or in the event its outstanding shares are converted into securities of another entity or exchanged for other consideration, or in the event of the complete liquidation of Eastern, all outstanding options and stock appreciation rights shall thereupon terminate, but at least twenty days prior to the effective date of any such consolidation or merger, the Board of Trustees of Eastern shall either (a) make all outstanding options and stock appreciation rights immediately exercisable or (b) arrange to have the surviving company grant replacement options to the Participants.

     17. Employment Rights. The adoption of the Plan does not confer upon any employee of Eastern or a subsidiary any right to continued employment with Eastern or a subsidiary, as the case may be, nor does it interfere in any way with the right of Eastern or a subsidiary to terminate the employment of any of its employees at any time.

     18. Amendments. The Committee may at any time discontinue granting options and stock appreciation rights under the Plan. The Board of Trustees of Eastern may at any time or times amend the Plan or amend any outstanding option or stock appreciation right for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may be at the time permitted by law, provided that no such amendment shall, without the approval of the shareholders of Eastern, effect a change to the Plan that would require shareholder approval in order for the Plan to continue to qualify as exempt under Rule 16b-3 or to continue to qualify under Sections 162(m)(4)(C) and 422 of the Code, and no such amendment shall adversely affect the rights of any Participant (without his or her consent) under any option or stock appreciation right theretofore granted.

     19. Tax Withholding. The Committee may require, as a condition to the exercise of any option or stock appreciation right hereunder, that the Participant or other person exercising the same pay to Eastern all taxes required to be withheld in connection with such exercise. Without limiting the foregoing, the Committee in its discretion may permit such tax withholding to be satisfied through the holding back of shares otherwise deliverable upon exercise or through the tendering to Eastern of shares previously acquired by the person exercising the option or stock appreciation right.

     20. Effective Date and Duration of Plan. The Plan shall become effective upon its adoption by the Board of Trustees of Eastern subject to approval within twelve months thereafter by vote of the holders of at least a majority of the shares of the outstanding Stock of Eastern. No options may be granted under the Plan after December 31, 2004.

[LOGO]                                                                   PROXY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
                      FOR ANNUAL MEETING, APRIL 27, 1995

        I (We) hereby appoint J.A. Ives and R.R. Clayton and each of them as proxies, with full power of substitution to each, to act and vote in the name of the undersigned with all the powers that the undersigned would possess if personally present, on all matters, including the election of Trustees, which may come before the April 27, 1995 Annual Meeting of the Shareholders of Eastern Enterprises and any adjournment of such meeting.

        You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Trustees' recommendation. This proxy when properly executed and presented will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR election of the Trustee nominees and proposal 2 set forth on the reverse side.
                                                                   SEE REVERSE
        Continued and to be signed and dated on the reverse side.      SIDE

/X/ Please mark votes as in this example.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF THE NOMINEES LISTED BELOW AND "FOR" PROPOSAL 2.

1.  Election of Trustees:
Nominees:  Samuel Frankenheim, Dean W. Freed and
           J. Atwood Ives.

             FOR            WITHHELD
             ALL            FROM ALL
           NOMINEES         NOMINEES
           --------         --------
                                        You may direct the manner
           --------         --------    of distributing your votes
  ------                                for the election of Trustees
                                        by affixing instructions to
  -----------------------------------   this proxy.
  (For all nominees except authority
  to vote withheld from nominee(s)
  noted above.)



Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.



                              FOR   AGAINST  ABSTAIN
                             -----  -------  -------
2. Approval of 1995 Stock
   Option Plan.              -----  -------  -------


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                MARK HERE
                FOR ADDRESS   ------
                CHANGE AND
                NOTE AT LEFT  ------

Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

Signature:  _____________________________ Date_________________

Signature:  _____________________________ Date_________________